EXHIBIT 10.47
Mr. Eric Kirchner
100 Oceangate, Suite 1500
Long Beach, CA 90802
March 25, 2011
Dear Eric:
Reference is made to the Amended and Restated Employment Agreement (the “Agreement”) dated March 25, 2010, between yourself and UTi, Services, Inc.
In order to conform Section 5(b) of the Agreement to the language contained in our standard form of employment agreement for our other executive officers, we hereby agree that Section 5(b) of the Agreement shall be replaced and restated in its entirety to read as follows:
(b) Performance Bonus; Equity-Based Compensation. During the Employment Period, Executive shall be eligible (i) for consideration for an annual cash performance bonus in accordance with the applicable terms of the bonus plan as in effect from time to time as determined by the UTi Board and (ii) to participate in equity-based incentive plans in accordance with the terms of such plans and as determined by the UTi Board.
If this correctly sets forth our mutual understanding, please sign in the space provided below.
Best Regards
Lance E. D’Amico
Vice President
UTi, Services, Inc.

Accepted and agreed solely
for purposes of the Guarantee	Accepted and agreed:

Lance E. D’Amico	Eric W. Kirchner
Senior Vice President
UTi Worldwide Inc.